Exhibit 10.23

Overview of Director Compensation
We do not pay any additional cash compensation to management employees who serve as directors. In addition, no director who is employed by the Company may serve on any Board committee. Currently, Mr. Nolan, our President and Chief Executive Officer, is the only employee of the Company that serves as a director. The compensation paid to Mr. Nolan, in his capacity as our President and Chief Executive Officer, is included in the Summary Compensation Table and the related text and compensation tables. Our non-employee directors receive a combination of cash and equity compensation for their services as a director or committee member as described below.
Cash Compensation for Non-Employee Directors
Our non-employee directors are entitled to receive the following cash compensation:

Annual Cash Retainer
All Non-Employee Directors	$80,000
Additional Annual Cash Retainer
Non-Executive Chairman of the Board	$100,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating/Corporate Governance Committee Chair	$8,000
Equity Compensation
Equity compensation for our non-employee directors consists of:

Annual Grant of Restricted Stock, Restricted Stock Units or Deferred Stock Credits (1)	$ 120,000

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(1) For newly-elected Directors, the annual grant of Restricted Stock Units will be prorated dependent upon and subject to the time at which a Director is elected or appointed to the Board.
Perquisites and Personal Benefits
All non-employee directors receive $50,000 of life insurance coverage, which is paid for by the Company. Directors do not receive tax reimbursements for income imputed to them for the premiums we pay for life insurance coverage. We reimburse directors for customary travel and related expenses for their attendance at Board and committee meetings, as well as continuing education programs, as appropriate.
Deferred Fee Plan
We have a Deferred Fee Plan for outside directors (the “Deferred Fee Plan”). On an annual basis, our non-employee directors may elect to defer payment of all or a portion of the cash fees they are entitled to receive from the Company for their services as a director and committee member all of which amounts will be credited as stock credits under the Directors Stock Incentive Plan (described below).
Directors Stock Incentive Plan
Under the Directors Stock Incentive Plan, any non-employee director may elect (i) to receive shares of the Company’s capital stock in lieu of all or any portion of cash compensation they are otherwise entitled to receive; or (ii) to have stock credits (representing an equivalent amount of the cash being deferred) credited to an account established by the Company for such participating director.
If a non-employee director elects to receive shares of the Company’s capital stock in lieu of all or any portion of the cash compensation otherwise payable to such director, the director will receive, on the date that the compensation otherwise would have been paid, the number of shares of capital stock of the Company that could have been purchased on that date based on the amount of cash compensation being deferred pursuant to the election and the fair market value of the Company’s capital stock on that date.

If a non-employee director makes a stock credit election, an account established for the non-employee director is credited with a number of stock credits equal to the number of shares of capital stock that could have been purchased with the amount of cash compensation being deferred based on the fair market value of the Company’s capital stock on the day that the compensation would have been paid to the non-employee director. Dividend equivalents are credited to the account of any director who has elected to receive stock credits in lieu of cash compensation. Dividend equivalents are calculated at the same rate as the current dividend; there is no preferential or above-market earnings potential for deferrals into stock credits. In the event of a change in control, issued and outstanding shares of capital stock equal to the aggregate number of stock credits in each non-employee director’s stock credit account would be contributed to a deferred compensation trust (a “Rabbi Trust”) established by the Company and administered by an independent trustee. Generally, unless a director has selected a different payment option, as permitted under the plan, the director will receive upon his/her Separation from Service (as defined in the plan) that number of shares of the Company’s capital stock equal to the number of stock credits in such director’s account multiplied by the fair market value of the Company’s capital stock as of the date of the director’s Separation from Service.
Matching Gifts Program
Directors are eligible to participate in our Matching Gifts Program, which is also generally available to all U.S. employees. Under the program, the Kennametal Foundation will match gifts to qualified institutions on a dollar-for-dollar basis up to $5,000 per calendar year.